Onestop Assurance PAC
10 Anson Road
#06-15 International Plaza
Singapore 079903
Email:audit@onestop-ca.com
Website: www.onestop-ca.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation of our report dated November 12, 2024 in the Registration Statement on Form F-1, under the Securities Act of 1933, with respect to the consolidated balance sheets of Premium Catering (Holdings) Limited and its subsidiaries (collectively referred to as the "Company") as of June 30, 2023 and 2024, the related consolidated statements of income (loss) and comprehensive income (loss), changes in shareholders' equity and cash flows for each of the three years in the period ended June 30, 2024 and the related notes (collectively referred to as the "financial statements").

/s/ OneStop Assurance PAC

Onestop Assurance PAC

Singapore

January 17, 2025